Exhibit 3.1

HRPT PROPERTIES TRUST

ARTICLES OF AMENDMENT

HRPT Properties Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Declaration of Trust of the Trust (the “Declaration of Trust”) is hereby amended to provide that, upon the Effective Time (as defined herein), every four common shares of beneficial interest, $.01 par value per share, of the Trust that were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding common share of beneficial interest, $.04 par value per share.

SECOND:  The amendment to the Declaration of Trust as set forth above has been duly approved by a majority of the Board of Trustees of the Trust as required by the Maryland REIT Law.  Pursuant to Section 8-501(f)(3) of the Maryland REIT Law, no shareholder approval was required.

THIRD:  There has been no increase in the authorized shares of beneficial interest of the Trust effected by the amendment to the Declaration of Trust as set forth above.

FOURTH:  These Articles of Amendment will become effective at 11:58 p.m. on June 30, 2010 (the “Effective Time”).

FIFTH:  The undersigned President acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Secretary on this 30th  day of June, 2010.

ATTEST:	HRPT PROPERTIES TRUST

/s/ Jennifer B. Clark	By:	/s/ John A. Mannix	(SEAL)
Jennifer B. Clark		John A. Mannix
Secretary		President